Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Steven Madden, Ltd. on Form S-8 to be filed on or about May 31, 2019 of our reports dated February 28, 2019, on our audits of the consolidated financial statements as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, and the effectiveness of Steven Madden, Ltd.’s internal control over financial reporting as of December 31, 2018, which reports were included in the Annual Report on Form 10-K filed on February 28, 2019.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

May 31, 2019